Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:00 PM 03/14/2017
FILED 06:00 PM 03/14/2017
SR 20171768825 - File Number 6315913

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

A DELAWARE PUBLIC BENEFIT CORPORATION

To The Stars Academy of Arts and Science Inc., a public benefit corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.           The name of the Corporation is To The Stars Academy of Arts and Science Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 13, 2017.

B.           The Corporation has not received any payment for any of its stock and

C.           This Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s sole incorporator in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), no directors having been named in the Certificate of Incorporation of the Corporation and no directors having been elected, and restates, integrates and amends the provisions of the Corporation’s Certificate of Incorporation.

D.           The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter called the “Corporation”) is: “To The Stars Academy of Arts and Science Inc.”

ARTICLE II

The Corporation shall be a public benefit corporation as contemplated by Subchapter XV of the Delaware General Corporation Law (the “DGCL”), or any successor provisions, that it is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the corporation’s conduct and the public benefit or benefits identified in this certificate of incorporation. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then the corporation shall be managed and operated in accordance with the DGCL, as so amended. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The specific public benefit purpose of the Corporation is to produce a positive effect (or a reduction of negative effects) for society and persons by engaging in scientific and engineering research and development, producing literary, music, film and media content and engaging in entertainment-related activities intended to promote knowledge, stimulate discussion, raise awareness, and generate funds to support research, strategic partnerships, ventures, technology, education, charitable and other activities, as the Board of Directors (as defined below) may from time to time determine to be appropriate and within the Corporation’s overall purpose and mission.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV

A.           Classes of Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 100,100,000 shares of capital stock, of which (a) 100,009,000 shares shall be common stock, with a par value of $0.0001 per share (the “Common Stock”), of which (i) 100,000,000 shares shall be designated Class A Common Stock (the “Class A Common Stock”), and (ii) 9,000 shares shall be designated Class B Common Stock (the “Class B Common Stock”) (the Class A Common Stock and Class B Common Stock are sometimes referred to herein collectively as the “Common Stock”) and (b) 91,000 shares of preferred stock, with a par value of $0.0001 per share (the “PreferredStock”).

The Board of Directors of the Corporation (the “Board of Directors,” and the members thereof, “Directors”) hereby is expressly authorized, subject to any limitations prescribed by law, to classify or reclassify any unissued shares of Class A Common Stock or Class B Common Stock into one or more classes or series of stock, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon as set forth in a resolution adopted by the Board of Directors.

B.           Preferred Stock. The Board of Directors hereby is expressly authorized, subject to any limitations prescribed by law, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock by filing a certificate pursuant to the applicable law of the State of Delaware (each such certificate being hereinafter referred to as a “Preferred Stock Designation”), and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The designations, powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Notwithstanding the provisions of Section 242(b)(2) of the DGCL and subject to the terms of any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, voting together as a single class.

C.           Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Class A Common Stock and Class B Common Stock are as follows:

1.	Voting Rights.

(a)          General Right to Vote Together; Exceptions. Except as otherwise expressly provided in subparagraph (c) below or in Article X herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders; provided, notwithstanding the provisions of Section 242(b)(2) of the DGCL and subject to the terms of any Preferred Stock Designation, the number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock and Class B Common Stock then outstanding, voting together as a single class.

(b)          Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the holders of Common Stock, each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one (1) vote for each such share.

(c)          Class B Common Stock Voting Rights. In addition to any vote of the stockholders provided in Article X herein or required by applicable law, the following matters also shall require the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a class:

(i)          (A) any amendment, alteration, modification or repeal of any provision of the Certificate of Incorporation or Bylaws of the Corporation (including as a result or consequence of any merger, consolidation, reorganization, recapitalization or otherwise); and (B) any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws of the Corporation (including as a result or consequence of any merger, consolidation, reorganization, recapitalization or otherwise) that would increase or decrease the authorized number of shares of capital stock of the Corporation or change the rights, preferences or privileges associated with any class or series of capital stock of the Company, or would authorize or create (by reclassification or otherwise) any new class or series of capital stock of the Corporation;

(ii)         the formation or capitalization of any Subsidiary of the Corporation, or the entry into any joint venture or strategic partnership involving the Corporation or any Subsidiary thereof;

(iii)        any issuance or sale of debt or equity securities of the Corporation or any Subsidiary thereof (other than the grant of stock options pursuant to stock option plans or individual stock option grants approved by the Board of Directors and the issuance of any shares issuable upon exercise thereof);

(iv)        any Change of Control Transaction or any sale or exclusive license of all or substantially all of the assets of the Corporation or any Subsidiary thereof;

(v)         other than with respect to Subsidiaries of the Corporation that own an immaterial amount of assets of the Corporation, taken as a whole, the commencement of any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any of its Subsidiaries or with respect to a material portion of their respective assets, any composition of liabilities or similar arrangement relating to the Company or any of its Subsidiaries, whether or not under a court’s jurisdiction or supervision, or any liquidation, dissolution, reorganization or winding up of the Company or any of its Subsidiaries, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or any of its Subsidiaries; or

(vi)        any agreement to do any of the foregoing.

2.            Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a)          Dividends and Distributions. Subject to the terms of any Preferred Stock Designation, if applicable, shares of Class A Common Stock and Class B Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or other distribution paid or distributed by the Corporation to the holders of such shares in their capacity as stockholders, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, that if a dividend is paid in the form of Class A Common Stock or Class B Common Stock (or rights, options, warrants, conversion rights or contractual rights of any kind to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or rights, options, warrants, conversion rights or contractual rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or rights, options, warrants, conversion rights or contractual rights to acquire such stock, as the case may be).

(b)          Subdivision or Combination. If the outstanding shares of Class A Common Stock or Class B Common Stock are subdivided or combined, by stock split, reverse split or similar event, into a greater or lesser number of shares of Class A Common Stock or Class B Common Stock, the outstanding shares of Class A Common Stock or Class B Common Stock, as applicable, shall, concurrently with the effectiveness of such subdivision or combination, be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(c)          Change of Control Transaction. Without limiting the Class B Common Stock approval rights set forth in Section C.1.(c) of this Article IV, in connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity which is not a Change of Control Transaction shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof, or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

3.             Voluntary Conversion of Class B Common Stock. Each share of Class B Common Stock may be converted at the option of the holder thereof into one (1) share of Class A Common Stock at any time upon written notice to the Corporation or, if applicable, to the transfer agent of the Corporation. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section C.3., such conversion shall be deemed to have been made at the time notice of the election to convert the applicable shares is delivered to the Corporation, or if applicable, to the transfer agent of the Corporation. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder with respect to the shares of Class B Common Stock so converted shall cease and the person or persons in whose names or names the certificate or certificates, if any, representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock as of the time of conversion. Shares of Class B Common Stock that are so converted into shares of Class A Common Stock shall be retired and may not be reissued. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable.

ARTICLE V

The following terms, when used in this Certificate of Incorporation, have the meanings ascribed to them in this Article V:

“Affiliate” of any specified Person means any other Person that, directly or indirectly, is controlled by such specified Person, controls such specified Person or is under common control with such specified Person (but with respect to the Class B Holders or their Affiliates, other than the Corporation and any entity that is controlled by the Corporation).

“Change of Control Transaction” means:

(i)            the sale, lease, exchange, transfer, assignment or other disposition (other than liens and encumbrances created or arising in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Corporation’s Board of Directors, so long as no foreclosure is consummated in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation); provided, that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect Subsidiary or Subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”;

(ii)           the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity; provided, that a merger, consolidation, business combination, or other similar transaction that would result in (A) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent more than 50% of the total voting power represented by the voting securities of the surviving entity(either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) and (B) more than 50% of the total number of shares of capital stock of the surviving entity’s (or its parent) outstanding immediately after such merger, consolidation, business combination, or other similar transaction being held by Persons who were stockholders of the Corporation immediately prior to the merger, shall not be deemed a “Change of Control Transaction”; and

(iii)          the recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation; provided, that a recapitalization, liquidation, dissolution, or other similar transaction that would result in (A) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent more than 50% of the total voting power represented by the voting securities of the surviving entity (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) and (B) more than 50% of the total number of shares of capital stock of the surviving entity’s (or its parent) outstanding immediately after such merger, consolidation, business combination, or other similar transaction being held by Persons who were stockholders of the Corporation immediately prior to the merger, shall not be deemed a “Change of Control Transaction”.

“Class B Holders” means the record or beneficial owners of the Class B Common Stock outstanding as of the time in question.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity,

“Subsidiary” means, with respect to any specified Person, any corporation, limited liability company, partnership or other entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time of determination, owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) if a non-profit corporation or similar entity, the power to vote or direct the voting of sufficient securities or membership or other interests to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such corporation or similar entity is, at the time of determination, owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. When used in the context of or based on the Corporation’s consolidated financial statements, the term “Subsidiaries” shall mean those entities that the Corporation has determined to be consolidated subsidiaries under United States Generally Accepted Accounting Principles.

ARTICLE VI

A.          Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the total number of authorized Directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the members of the Board of Directors representing a majority of the then authorized number of members of the Board of Directors.

B.         Elections and Vacancies. Directors shall be elected at each annual meeting of Stockholders to hold office until the next annual meeting. Each Director, including a Director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any Director may resign at any time upon written notice to the attention of the President or Secretary at the principal office of the Corporation. Any Director may be removed at any time with or without cause by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled or required to vote in an election of Directors. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, and except as otherwise provided by this Certificate of Incorporation, any vacancy or newly created directorship may be filled by a majority of the Directors then in office (including any Directors that have tendered a resignation effective at a future date), though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, that if a vacancy or newly created directorship occurs or arises and the holders of a specific class or series of stock are then entitled to fill such vacancy or newly created directorship, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy or newly created directorship by (i) voting for their own designee to fill such vacancy or newly created directorship at a meeting of the Stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

ARTICLE VII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

A.           Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise in the name and on behalf of the Corporation all such powers and do all such acts and things as may be exercised or done by the Corporation. Any determination, decision, action or approval by the Board of Directors shall be by majority vote of the total number of Directors then authorized, unless a determination, decision, action or approval by a different number or percentage of the Board of Directors is expressly required in this Certificate of Incorporation or the Bylaws of the Corporation or pursuant to applicable law.

B.           Written Ballot. Elections of Directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

C.           Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation shall also have power to adopt, amend or repeal the Bylaws of the corporation.

D.           Advance Notice Provisions. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

E.           Special Meetings. Subject to applicable law, special meetings of the stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

F.           Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, and also may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted and delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, that, subject to the rights of any series of Preferred Stock, no action by stockholders may be taken by written consent in lieu of a meeting of stockholders unless such written consent and the taking of the action specified therein have been previously approved by the affirmative vote of the Board of Directors.

G.             No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of Directors.

H.             Competition and Corporate Opportunities.

1.          Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, creative and business relationships with the Class B Holders or their Affiliates and in anticipation and recognition that (i) Class B Holders or Affiliates thereof from time to time may serve as Directors or officers of the Corporation or its Subsidiaries, (ii) Class B Holders or Affiliates thereof may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may or could engage and/or other business activities that overlap with or compete with or may be similar or ancillary to those in which the Corporation or its Subsidiaries, directly or indirectly, may or could engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) or their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its Subsidiaries, directly or indirectly, may or could engage and/or other business activities that overlap with or compete with or may be similar or ancillary to those in which the Corporation or its Subsidiaries, directly or indirectly, may or could engage, the provisions of this Article VII, Section H. are set forth to define the circumstances in which any duties of the Class B Holders or Affiliates thereof or the Non-Employee Directors owed to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities or activities are alleged to have been pursued or usurped by one or more of the Class B Holders, the Non-Employee Directors or their respective Affiliates.

2.          Certain Transactions. None of (i) the Class B Holders or their respective Affiliates or (ii) any Non-Employee Director or his or her Affiliates (any such Person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Subsidiaries or Affiliates has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation or its Subsidiaries or Affiliates, and the Identified Persons shall be fully protected by the provisions of this Article VII, Section H. in pursuing or engaging in the activities described in clause (A) or (B) The Corporation hereby renounces on behalf of itself and its Subsidiaries and Affiliates any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Subsidiaries or Affiliates, except as provided in paragraph 3. of this Article VII, Section H. If any Identified Person develops or acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and could be a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, such Identified Person will not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Subsidiaries or Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its Subsidiaries or Affiliates or their respective stockholders or creditors for any damages as a result of engaging in any of activities described or permitted to be engaged in or pursued by such Identified Person pursuant to this paragraph 2.

3.          Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders. The Corporation does not renounce its expectancy interest or property right in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is not independently created, initiated, developed or sourced by such Non- Employee Director and is first expressly offered to such person solely in his or her capacity as a Director or officer of the Corporation, and the provisions of paragraph 2. of this Article VII, Section H. shall not apply to any such corporate opportunity.

4.          Exclusions. In addition to and without limiting the foregoing provisions of this Article VII, Section H., a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries or Affiliates if the Corporation or its applicable Subsidiaries or Affiliates are not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s or any such Subsidiary’s or Affiliate’s business or is of no practical advantage to the Corporation or such Subsidiary or Affiliate, or such opportunity is one in which the Corporation or such Subsidiary or Affiliate has no reasonable expectancy interest or property right, or such opportunity is determined by the Board of Directors not to be of interest or desirable to the Corporation or its Subsidiaries or Affiliates.

5.          No Inferred Limitations. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the DGCL now or hereafter in force.

ARTICLE VIII

A.           Director Exculpation. To the fullest extent permitted by law, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any disinterested failure to satisfy DGCL § 365 shall not, for the purposes of Sections 102(b)(7) or 145 of the DGCL, or for the purposes of any use of the term “good faith” in this Certificate of Incorporation or the Bylaws of the Corporation in regard to the indemnification or advancement of expenses of officers, Directors, employees and agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.

B.           Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer, member of a board of advisors, employee, agent or trustee of the Corporation, any predecessor of the Corporation or any Subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, member of a board of advisors, employee, agent or trustee at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer, or member of a board of advisors of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

C.           Vested Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. Without limiting the foregoing, any repeal or modification of this Article VIII shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for adjudicating any “internal corporate claims” (as defined in Section 115 of the DGCL), including: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation; or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in Article VIII above, and subject to the approval of the holders of the Class B Common Stock as provided above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, (i) the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to take any action described in Section 363(a)(1) or (2) or Section 363(c)(l) or (2) of the DGCL, and (ii) the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, ARTICLE IV, ARTICLE V, or this clause (ii) of this ARTICLE X of this Certificate of Incorporation.

ARTICLE XI

A.             The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.             Pursuant to Section 366(b) of the DGCL, the Corporation shall no less frequently than biennially provide its stockholders a statement as to the Corporation’s promotion of the public benefits identified in this Certificate of Incorporation and of the best interests of those materially affected by the Corporation’s conduct. The statement shall include:

(1)         The objectives the Board of Directors has established to promote such public benefit or public benefits and interests;

(2)         The standards the Board of Directors has adopted to measure the Corporation’s progress in promoting such public benefit or public benefits and interests;

(3)         Objective factual information based on those standards regarding the Corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and

(4)         An assessment of the Corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.

* * *

IN WITNESS WHEREOF, the sole incorporator of To The Stars Academy of Arts and Science Inc. has executed this Amended and Restated Certificate of Incorporation on this 14th day of March, 2017.

/s/ Tricia Church
Tricia Church, Incorporator

Mailing Address:	c/o Morgan, Lewis & Bockius LLP 300 South Grand Avenue, 22nd Floor Los Angeles, CA 90071

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